SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest
Event Reported): October 24, 2005

WJ COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-31337

DELAWARE

94-1402710
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

401 River Oaks Parkway, San Jose, California
95134
(Address of principal executive offices)	(Zip Code)

(408) 577-6200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Effective October 24, 2005, WJ Communications, Inc. (the “Company”) entered into an employment agreement with Haresh P. Patel for the position of Senior Vice President, Sales and Marketing of the Company (the “Employment Agreement”).  A copy of the Employment Agreement is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Under the Employment Agreement, Mr. Patel is entitled to receive an annual base salary of $245,000 and will be eligible to participate in the Company’s discretionary cash bonus plan, up to a maximum of 60% of base salary, based on appropriate quarterly business and financial targets and individual objectives.  Mr. Patel will receive a stock option grant of 500,000 shares of WJ Communications common stock which will vest over four years.  Mr. Patel will also receive a stock option grant of 200,000 shares of WJ Communications common stock which shall vest conditioned on the satisfaction of certain performance targets and objectives.

Pursuant to the Employment Agreement, if the Company terminates Mr. Patel’s employment other than for cause or disability or if Mr. Patel terminates his employment with the Company for good reason, and Mr. Patel’s employment is not terminated automatically as a result of his death, the Company will pay him an amount equal to one hundred fifty percent of his annual base salary.

Item 7.01.                                          Regulation FD Disclosure

On October 24, 2005, the Company issued a press release announcing the appointment of Haresh P. Patel.  A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.                                          Financial Statements and Exhibits

(c) Exhibits

10.1       Employment agreement, dated October 19, 2005, by and between the Company and Haresh P. Patel.

99.1       Press Release dated October 24, 2005 announcing the appointment of a new Senior Vice President, Sales and Marketing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WJ COMMUNICATIONS, INC.

By:	/s/ DAVID R. PULVINO
David R. Pulvino
Chief Accounting Officer
(principal accounting officer)

Dated:  October 28, 2005

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment agreement, dated October 19, 2005, by and between the Company and Haresh P. Patel.

99.1	Text of Press Release dated October 24, 2005.